Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2005 Stock Incentive Plan of Live Nation, Inc. of our report dated February 28, 2006, with respect to the consolidated and combined financial statements and schedule of Live Nation, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
March 30, 2006
Houston, Texas